To Become Effective Upon Filing Pursuant to Rule 462
As filed with the Securities and Exchange Commission on February 16, 2010
Commission File Number: 333-
=================================================================================

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GREEN ENERGY LIVE, INC.
(Exact name of registrant as specified in its charter)

Nevada	33-1155965
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1740 44th Street, Suite 5-230
Wyoming, MI  49519-6443
 (Address of principal executive offices) (Zip Code)

(866) 460-7336
(Registrants Telephone number, including area code)

STOCK COMPENSATION AGREEMENTS
(Full Title of Plan)

Ms. Karen Clark
Chief Executive Officer
Green Energy Live, Inc.
1740 44th Street, Suite 5-230
Wyoming, MI  49519-6443
(Name and address of agent for service)

(866) 460-7336
(Telephone number, including area code, of agent for service)

With a copy to:
Peter J. Gennuso, Esq.
Gersten Savage LLP
600 Lexington Avenue, 10th Floor
New York, NY 10022
Fax: (212) 980-5192

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated fileR ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE (1)

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.0001 per value	6,000,000(2)	$0.02	$120,000.00	$8.56

(1)
The securities of the Registrant are presently listed for trading on the OTCBB under the symbol “GELV.OB”.  The proposed maximum offering price per share is determined based on the closing price of the Company's common stock on February 2, 2010.  Calculated solely for the purpose of determining the registration fee and computed in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended.

(2)	Represents 6,000,000 shares of common stock to be issued as compensation for services rendered.

PART I
INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Note:  The document(s) containing the information specified in this Part I of Form S-8 will be sent or given to participating parties in accordance with Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) are not being filed with the Commission pursuant to the introductory Note to Part 1 of Form S-8, but constitute (along with the documents incorporated by reference to the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 1.  PLAN INFORMATION.

Purposes

We, Green Energy Live, Inc. (the “Company” or the “Registrant”), are filing this Registration Statement to register a total of 6,000,000 shares of our common stock, $0.0001 par value per share (“Common Stock”) which are to be issued to the following consultant (the “Consultant”) for services rendered to us pursuant to a consultant agreement (the “Consulting Agreement”):

Consultant:	Number of Shares of Common Stock:
A. Joseph Cordi	6,000,000

Common Stock

The Board has authorized the issuance of 6,000,000 shares of the Common Stock to the Consultant as provided in the Consulting Agreement and such shares, when issued, may be sold upon effectiveness of this registration statement.

Consultant Agreement

Pursuant to the Consulting Agreement dated on or about January 28, 2010 and amended on February 2, 2010 between the Company and A. Joseph Cordi (“Cordi”), Cordi has provided and shall provide the following consulting services to us:  seeking one or more persons,  entities or groups interested in selling their business to the Company, whereby any such transaction may be consummated through a sale of substantially all of their assets and/or securities.

No Restrictions on Transfer

Upon issuance, all of the shares issued to the Consultant, when issued, will be deemed "Earned" pursuant to the terms of Consulting Agreement, the Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Restrictions on Resales

The Consultant is not an affiliate of the Company and, therefore, is not subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request.  Requests should be addressed to: Green Energy Live, Inc., Attention: Karen Clark, 1740 44th Street, Suite 5-230 Wyoming, MI  49519-6443.  The financial statements of Green Energy Live, Inc. which are contained in the Company's Annual Report (Form 10-K, as amended) for the year ended December 31, 2008, have been audited by Rehmann Robson P.C., independent auditors, as set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference in this Registration Statement:

(a) The Registrant's Form 10-K, as amended, containing Audited Financial Statements for the Registrant's year ended December 31, 2008 pursuant to Section 13(a) or 15(d) of the Exchange Act;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act which have been filed by the Registrant since the end of the fiscal year:

(i)	our Quarterly Report on Form 10-Q, as amended, for the quarter ended September 30, 2009, filed with the Commission on November 24, 2009;
(ii)	our Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 2009, originally filed with the Commission on August 14, 2009; and
(iii)	our Quarterly Report on Form 10-Q, as amended, for the quarter ended March 31, 2009, originally filed with the Commission on May 15, 2009;

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or incorporated by reference, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

Our Certificate of Incorporation authorizes the issuance of 1,500,000,000 shares of common stock, $.0001 par value per share.  As of November 16, 2009, we have approximately 628,637,675 shares of common stock outstanding.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Gersten Savage LLP has prepared the opinion regarding the authorization, issuance and fully paid and non-assessable status of the securities covered by this Registration Statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 78.7502 and 78.751 of the Nevada Business Corporation Act, as amended, provide for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

NRS 78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding  if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

 3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS 78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action and (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities ( other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.  EXHIBITS.

See Index to Exhibits, which list of exhibits is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

          1. To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;  and,

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          4. The undersigned Registrant hereby undertakes to delivered or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each persons to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

          5. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee pursuant to the plan’s annual report pursuant to section 15(d) for the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          6. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wyoming, Michigan on February 16, 2010.

GREEN ENERGY LIVE, INC.

By:  /s/ Karen Clark
Name:  Karen Clark
Title:    Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karen Clark	CEO, President, and Chief Financial Officer	February 16, 2010
Karen Clark	(principal executive officer, principal financial officer and director)

/s/ Bob Rosen	Chairman of the Board of Directors	Februay 16, 2010
Bob Rosen

/s/ Bill McFarland	Director	February 16, 2010
Bill McFarland

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1	Consulting Agreement dated January 28, 2010 between the Registrant and A. Jospeh Cordi and amended on February 2, 2010
5.1	Opinion of Gersten Savage LLP.
23.1	Consent of Rehmann Robson, PC, Independent Auditors.
23.2	Consent of Gersten Savage LLP (incorporated by reference to Exhibit 5.1).